Exhibit 17.2

From: lewis gold [***]

Sent: Friday, March 31, 2023 8:57 AM

To: [***]

Subject: Official resignation letter

Dear members of Cano Board:

As u know , I officially resigned without explanation on Thursday’s March 30 th board call- I am now writing to tender my resignation from Cano Board effective March 30 th As u know , I have a long history of being involved in healthcare public and private entities as both a board member and true physician operator—I personally served on Cano Board as a private company and thru the Public transition.

I have tried at all times to act as a true fiduciary to the shareholders and protect their interest—unfortunately, besides Elliot Cooperstone and Barry Sternlicht ( fellow board members , all other board members were more interested in protecting the CEO Marlow Hernandez rather than the shareholders.

About 6 months ago , the board became aware of multiple potential compliance and related party issues - [***]- I concur with all that Barry Sternlicht stated in his public resignation but will now list below the multiple reasons that the Cano board has acted truely in bad faith and has ignored the following :

1- [***]

2- [***] A special committee was formed that excluded Barry. Elliot and myself—this committee sole purpose without our knowledge was to hire outside counsel to address Barry’s prior email about changes in management [***] This special committee was basically formed against the three of us because we disagreed with the performance of the company, the loss of shareholder’s value, our desire to sell all non core non performing assets, [***].

The unfortunate part of this is that there were multiple execs with years of experience that could have quickly taken over and rebuilt an credible compliant profitable company-already some of those qualified execs have handed in their resignations!

Unfortunately, the majority of the board’s sole purpose seems to protect the CEO and totally disregarded any other issues that I listed—I no longer can serve on Cano Board and hereby tender my resignation basically effective yesterday March 30, 2023 ( at the board meeting [***])

Sincerely, Lewis Gold